Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER FISCAL 2019 FINANCIAL RESULTS

Toronto, May 8, 2019 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the first quarter ended March 30, 2019.

"We delivered adjusted revenue growth of 6.2% during the first quarter of 2019, with strong commercial results across the Healthy Beverage, Healthy Snacks and international organic sourcing operations. On an adjusted basis, these businesses generated revenue growth versus prior year of 6.0%, 13.6% and 12.2% respectively in the quarter reflecting strong execution in on-trend categories," said Joe Ennen, Chief Executive Officer at SunOpta.  "We have made progress on our fruit margin optimization plan and are on track with our automation investments to reduce production costs.  We continue to expect the benefits of the first phase of our margin optimization plan to be realized by the fourth quarter of 2019.  However, as anticipated, fruit margins continued to weigh on consolidated EBITDA margins during the first quarter, offsetting gains in the Healthy Beverage, Healthy Snacks and international organic sourcing operations. With a robust sales pipeline, strong positioning in on-trend, healthy food categories, and the right team to drive execution of our margin optimization plan, I am confident we can deliver improving results as the year progresses.  In 2019, we remain focused on strengthening our product portfolio, accelerating customer-centric innovation, and improving profitability in frozen fruit through pricing and productivity, with the objective to create sustainable, long-term shareholder value."

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First Quarter 2019 Highlights:

  Revenues of $305.3 million for the first quarter of 2019, compared to $312.7 million in the first quarter of 2018, a decrease of 2.4%. Adjusted for divested and disposed operations, foreign exchange, commodity prices, and a new contract manufacturing arrangement, revenues grew 6.2% during the first quarter.
  Net income attributable to common shareholders of $23.7 million or $0.27 per common share in the first quarter of 2019, compared to a loss attributable to common shareholders of $6.3 million or $0.07 per common share in the first quarter of 2018. Net income in the first quarter of 2019 included a pre-tax gain on the sale of the specialty and organic soy and corn business of $45.6 million.
  Adjusted loss¹ of $7.9 million or $0.09 per common share during the first quarter of 2019, compared to an adjusted loss of $6.4 million or $0.07 per common share during the first quarter of 2018.
  Adjusted EBITDA¹ excluding disposed operations of $11.1 million or 3.6% of revenues for the first quarter of 2019, versus $11.0 million or 3.5% of revenues in the first quarter of 2018.
  Completed sale of specialty and organic soy and corn business for gross proceeds of $66.5 million, subject to certain post-closing adjustments.

First Quarter 2019 Results

Revenues for the first quarter of 2019 were $305.3 million, a decrease of 2.4% compared to $312.7 million in the first quarter of 2018. Excluding the impact on reported revenues of disposed business including the soy and corn business (sold in February 2019) and exit from flexible resealable pouch and nutrition bar product lines (exited in fiscal 2018), changes in commodity-related pricing and foreign exchange rates, and a profit-neutral change to a co-manufacturing agreement with one of our customers, revenues in the first quarter of 2019 increased by 6.2% compared with the first quarter of 2018.

The Global Ingredients segment generated revenues of $128.0 million, a decrease of 6.1% compared to $136.3 million in the first quarter of 2018. Excluding the impact on revenues from the divested soy and corn business, and changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the first quarter increased 9.7%. Adjusting for the items noted above, sales of internationally-sourced organic ingredients grew 12.2% during the quarter, mainly driven by increased demand for cocoa, fruits, oils and coffee, partially offset by lower volumes of nuts, seeds and sugars. Sales of domestically-sourced ingredients declined 9.8% during the quarter, primarily reflecting lower inshell and kernel sunflower volumes, partially offset by higher roasted snack and ingredient volumes.

The Consumer Products segment generated revenues of $177.2 million during the first quarter of 2019, an increase of 0.5% compared to $176.3 million in the first quarter of 2018.  Excluding the impact of commodity-related pricing, sales of resealable pouch and nutrition bar products in the first quarter of 2018, and a profit-neutral change to a co-manufacturing agreement with one of our customers, Consumer Products revenue in the first quarter increased by 3.9%.  The growth primarily reflects a 6.0% increase in the Healthy Beverage platform consisting of higher sales of aseptic plant-based beverages and the expansion of broth products combined with a 13.6% revenue increase in the Healthy Snack platform driven by in part by increased customer promotions, and to a lesser extent a 0.2% increase in the Healthy Fruit platform as higher volume offset lower realized pricing.

Gross profit was $28.2 million for the quarter ended March 30, 2019, a decrease of $5.5 million compared to $33.7 million for the quarter ended March 31, 2018.  Consumer Products accounted for $3.7 million of the decrease in gross profit, reflecting the impact of the weather-related delay to the fruit season in central Mexico and continued margin pressure in frozen fruit.  The delay resulted in commodity price inflation due to a short supply of frozen fruit from Mexico, unfavorable production variances due to lower yields related to crop quality, rework of bulk inventories and substitution of higher-cost U.S.-grown product, and lower plant utilization at our Mexican frozen fruit facility.  The negative impact to gross profit from the weather-related delay is estimated to be $1.6 million in the first quarter of 2019.  In addition, the decrease in gross profit reflected lower volumes and plant utilization for fruit ingredients due to reduced demand. These factors were partially offset by increased sales volume and productivity-driven cost savings for aseptic beverages and snacks.  Global Ingredients accounted for $1.8 million of the decrease in gross profit primarily due to the sale of the soy and corn business, and a modest decline in gross profit from sunflower and international manufacturing facilities, which more than offset improved gross profit in international organic ingredients driven by a gain on commodity futures contracts used to hedge the Company's organic cocoa position and higher sales volumes.

As a percentage of revenues, gross profit for the quarter ended March 30, 2019 was 9.2% compared to 10.8% for the quarter ended March 31, 2018, a decrease of 1.6%.  On a pro forma basis that excludes the gross profit from disposed businesses, as well as costs of $0.1 million to transition certain production activities to a new contract manufacturer in the first quarter of 2019, the gross profit percentage for the first quarter of 2019 would have been approximately 9.5%, compared with 10.7% for the first quarter of 2018.

Segment operating income¹ was $0.3 million, or 0.1% of revenues in the first quarter of 2019, compared to $1.7 million, or 0.5% of revenues in the first quarter of 2018.  The decrease in operating income year-over-year was primarily attributable to $5.5 million lower gross profit, partially offset by a $2.0 million reduction in SG&A due to the sale of the soy and corn business and rationalized overhead, lower employee-related benefit costs, professional fees, and other cost reduction measures, and a $2.1 million decrease in foreign exchange losses.  Excluding the operating results of disposed businesses, as well as SG&A expenses related to employee retention and transition costs, our segment operating income would have been $1.0 million for the first quarter of 2019, compared with $0.9 million for the first quarter of 2018.

Other income for the first quarter of 2019 includes the pre-tax gain on sale of the soy and corn business of $45.6 million along with the reversal of $2.1 million of previously recognized stock-based compensation expense.  These other income amounts were offset mainly by employee termination and recruitment costs of $3.5 million.

Adjusted EBITDA¹ was $10.9 million or 3.6% of revenues in the first quarter of 2019, compared to $12.4 million or 4.0% of revenues in the first quarter of 2018.  Excluding disposed operations, adjusted EBITDA for the quarter ended March 30, 2019 was $11.1 million, compared with $11.0 million for the quarter ended March 31, 2018.

The Company reported income attributable to common shareholders for the first quarter of 2019 of $23.7 million, or $0.26 per diluted common share, compared to a loss of $6.3 million, or $0.07 per diluted common share during the first quarter of 2018.  Adjusted loss¹ in the first quarter of 2019 was $7.9 million or $0.09 per common share, compared to $6.4 million or $0.07 per common share in the first quarter of 2018.  Please refer to the discussion and table below under "Non-GAAP Measures - Adjusted Earnings/Loss".

Balance Sheet and Cash Flow

At March 30, 2019, SunOpta's balance sheet reflected total assets of $921.7 million and total debt of $454.2 million. During the first quarter of 2019, cash provided by operating activities was $1.0 million, compared to $7.5 million during the first quarter of 2018.  The $6.5 million decrease in cash provided by operating activities reflects the receipt of income tax refunds in the first quarter of 2018 and lower quarter-over-quarter operating results.  Excluding net proceeds from the sale of the soy and corn business of $64.9 million, cash used in investing activities was $8.0 million in the first quarter of 2019, compared with $6.0 million in the first quarter of 2018, an increase in cash used of $2.0 million. The increase in cash used reflected a higher net level of capital expenditures during the first quarter of 2019, mainly related to the expansion of aseptic beverage capacity and addition of automation equipment in the Company's frozen fruit and cocoa processing facilities.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, May 8, 2019, to discuss the first quarter financial results.  After opening remarks, there will be a question and answer period.  This conference call can be accessed via a link on SunOpta's website at www.sunopta.com under the "Investors" section.  To listen to the live call over the Internet, please go to SunOpta's website at least 15 minutes early to register, download and install any necessary audio software.  Additionally, the call may be accessed with the toll-free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company's website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the reduction of production costs due to the Company's automation investments; the expected benefits of the first phase of the Company's margin optimization plan; the delivery of improved results throughout the year; the Company's continued focus on strengthening its product portfolio, accelerating customer-centric innovation, and improving profitability in frozen fruit through pricing and productivity; and the estimated impact of the weather-related delay to the fruit season in central Mexico.  Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expect", "can", "will", "continue", "estimated", "believe", "targeting", "anticipates", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, unexpected issues or delays with the Company's automation investments, portfolio optimization and productivity efforts, the sustainability of the Company's sales pipeline, the Company's expectations regarding commodity pricing, margins and hedging results, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for the Company's capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle

ICR

617-956-6736

scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended March 30, 2019 and March 31, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended
	March 30, 2019	March 31, 2018
	$	$

Revenues	305,275	312,652

Cost of goods sold	277,069	278,968

Gross profit	28,206	33,684

Selling, general and administrative expenses	26,248	28,288
Intangible asset amortization	2,742	2,771
Other income, net	(43,512)	(402)
Foreign exchange loss (gain)	(1,104)	962

Earnings before the following	43,832	2,065

Interest expense, net	8,739	8,220

Earnings (loss) before income taxes	35,093	(6,155)

Provision for (recovery of) income taxes	9,498	(1,693)

Net earnings (loss)	25,595	(4,462)

Earnings attributable to non-controlling interests	(54)	(99)

Earnings (loss) attributable to SunOpta Inc.	25,649	(4,363)

Dividends and accretion on Series A Preferred Stock	(1,995)	(1,967)

Earnings (loss) attributable to common shareholders	23,654	(6,330)

Earnings (loss) per share (1)
Basic	0.27	(0.07)
Diluted	0.26	(0.07)

SunOpta Inc.
Consolidated Statements of Operations (continued)
For the quarters and quarters ended March 30, 2019 and March 31, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended
	March 30, 2019	March 31, 2018

(1) Earnings (loss) per share

Numerator for basic earnings (loss) per share
Earnings (loss) attributable to SunOpta Inc.	$25,649	$(4,363)
Less: dividends and accretion on Series A preferred stock	(1,995)	(1,967)
Earnings (loss) attributable to common shareholders	$23,654	$(6,330)

Denominator for basic earnings (loss) per share
Basic weighted-average number of shares outstanding	87,475	86,810

Basic earnings (loss) per share	$0.27	$(0.07)

Numerator for diluted earnings (loss) per share
Earnings (loss) attributable to SunOpta Inc.	$25,649	$(4,363)
Less: dividends and accretion on Series A preferred stock(a)	-	(1,967)
Earnings (loss) attributable to common shareholders	$25,649	$(6,330)

Denominator for diluted earnings (loss) per share
Basic weighted-average number of shares outstanding	87,475	86,810
Dilutive effect of the following:
Series A preferred stock(a)	11,333	-
Stock options and restricted stock units	191	-
Diluted weighted-average number of shares outstanding	98,999	86,810

Diluted earnings (loss) per share	$0.26	$(0.07)

(a) For the quarter ended March 30, 2019, it was more dilutive to assume the Series A preferred stock was converted into common shares of the Company and, therefore, the numerator of the diluted loss per share calculation was adjusted to add back the dividends and accretion on the preferred stock and the denominator was adjusted to include 11,333,333 common shares issuable on an if-converted basis.

SunOpta Inc.
Consolidated Balance Sheets
As at March 30, 2019 and December 29, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	March 30, 2019	December 29, 2018
	$	$

ASSETS
Current assets
Cash and cash equivalents	6,015	3,280
Accounts receivable	120,335	132,131
Inventories	329,930	361,957
Prepaid expenses and other current assets	31,456	29,024
Income taxes recoverable	7,096	7,029
Total current assets	494,832	533,421

Property, plant and equipment	163,532	171,032
Operating lease right-of-use assets	75,503	-
Goodwill	26,292	27,959
Intangible assets	158,223	160,975
Deferred income taxes	182	182
Other assets	3,162	3,169

Total assets	921,726	896,738

LIABILITIES
Current liabilities
Bank indebtedness	223,989	280,334
Accounts payable and accrued liabilities	127,877	155,371
Customer and other deposits	1,543	1,445
Income taxes payable	4,246	2,208
Other current liabilities	437	862
Current portion of long-term debt	1,816	1,840
Current portion of operating lease liabilities	17,432	-
Current portion of long-term liabilities	4,286	4,286
Total current liabilities	381,626	446,346

Long-term debt	228,436	227,023
Operating lease liabilities	58,910	-
Long-term liabilities	1,259	2,079
Deferred income taxes	15,476	8,149
Total liabilities	685,707	683,597

Series A Preferred Stock	81,597	81,302

EQUITY
SunOpta Inc. shareholders' equity
Common shares	315,202	314,357
Additional paid-in capital	31,016	31,796
Accumulated deficit	(182,497)	(206,151)
Accumulated other comprehensive loss	(10,757)	(9,667)
	152,964	130,335
Non-controlling interests	1,458	1,504
Total equity	154,422	131,839

Total equity and liabilities	921,726	896,738

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters ended March 30, 2019 and March 31, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	Quarter ended
	March 30, 2019	March 31, 2018
	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings (loss)	25,595	(4,462)
Items not affecting cash:
Depreciation and amortization	8,302	8,141
Amortization of debt issuance costs	655	608
Deferred income taxes	7,327	(1,286)
Stock-based compensation	(163)	2,171
Unrealized loss on derivative contracts	112	1,521
Gain on sale of business	(45,579)	-
Fair value of contingent consideration	-	(2,416)
Impairment of long-lived assets	-	339
Other	(62)	1
Changes in non-cash working capital	4,801	2,889
Net cash flows from operations	988	7,506

Investing activities
Net proceeds from sale of business	64,876	-
Purchases of property, plant and equipment	(7,974)	(6,735)
Proceeds from sale of assets	-	700
Net cash flows from investing activities	56,902	(6,035)

Financing activities
Increase (decrease) under line of credit facilities	(54,661)	309
Borrowings under long-term debt	1,852	-
Repayment of long-term debt	(723)	(522)
Payment of cash dividends on Series A Preferred Stock	(1,700)	(1,700)
Proceeds from the exercise of stock options and employee share purchases	228	149
Payment of debt issuance costs	(314)	-
Other	221	(40)
Net cash flows from financing activities	(55,097)	(1,804)

Foreign exchange gain (loss) on cash held in a foreign currency	(58)	29

Increase (decrease) in cash and cash equivalents in the period	2,735	(304)

Cash and cash equivalents - beginning of the period	3,280	3,228

Cash and cash equivalents - end of the period	6,015	2,924

SunOpta Inc.
Segmented Information
For the quarters ended March 30, 2019 and March 31, 2018
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended
	March 30, 2019	March 31, 2018
	$	$
Segment revenues from external customers:
Global Ingredients	128,043	136,331
Consumer Products	177,232	176,321
Total segment revenues from external customers	305,275	312,652

Segment gross profit:
Global Ingredients	12,872	14,635
Consumer Products	15,334	19,049
Total segment gross profit	28,206	33,684

Segment operating income (loss):
Global Ingredients	4,723	3,102
Consumer Products	(1,338)	3,316
Corporate Services	(3,065)	(4,755)
Total segment operating income	320	1,663

Segment gross profit percentage:
Global Ingredients	10.1%	10.7%
Consumer Products	8.7%	10.8%
Total segment gross profit percentage	9.2%	10.8%

Segment operating income (loss) percentage:
Global Ingredients	3.7%	2.3%
Consumer Products	-0.8%	1.9%
Total segment operating income	0.1%	0.5%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates, and the impacts of disposed operations and changes in contractual relationships with customers.  In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, in recognition of the sale of the soy and corn business in the first quarter of 2019, and the previous exit from flexible resealable pouch and nutrition bar product lines and operations, the Company has prepared these tables in a columnar format to present the effect of the disposal of these operations on the Company's consolidated results for the current and comparative periods.  The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

Value Creation Plan

Since the fourth quarter of 2016, the Company has been implementing its Value Creation Plan with the objective of maximizing the Company's ability to deliver long-term value to its shareholders.  In the first quarter of 2019, actions under the Value Creation Plan included the sale of the soy and corn business and related cost rationalization, as well as the CEO transition.  In the first quarter of 2018, actions under the Value Creation Plan included the continued exit from flexible resealable pouch and nutrition bar operations and the consolidation of roasted snack operations.

	Excluding disposed operations		Disposed operations		Consolidated
		Per Diluted Share		Per Diluted Share		Per Diluted Share
For the quarter ended	$	$	$	$	$	$
March 30, 2019
Net earnings (loss)	(7,201)		32,796		25,595
Add: loss attributable to non-controlling interests	54		-		54
Less: dividends and accretion of Series A Preferred Stock	(1,995)		-		(1,995)
Earnings (loss) attributable to common shareholders	(9,142)	(0.10)	32,796	0.33	23,654	0.26

Adjusted for:
Gain on sale of soy and corn business	-		(45,579)		(45,579)
Costs related to the Value Creation Plan(a)	1,858		-		1,858
Product withdrawal and recall costs(b)	260		-		260
Contract manufacturer transition costs(c)	88		-		88
Other(d)	152		-		152
Net income tax effect(e)	(826)		12,489		11,663
Adjusted loss	(7,610)	(0.09)	(294)	-	(7,904)	(0.09)

March 31, 2018
Net loss	(4,420)		(42)		(4,462)
Add: loss attributable to non-controlling interests	99		-		99
Less: dividends and accretion of Series A Preferred Stock	(1,967)		-		(1,967)
Loss attributable to common shareholders	(6,288)	(0.07)	(42)	-	(6,330)	(0.07)

Adjusted for:
Fair value adjustment on contingent consideration(f)	(2,500)		-		(2,500)
Costs related to Value Creation Plan(g)	984		1,211		2,195
Product withdrawal and recall costs(b)	323		-		323
Other(h)	(7)		-		(7)
Net income tax effect(d)	221		(315)		(94)
Adjusted loss	(7,267)	(0.08)	854	0.01	(6,413)	(0.07)

(a)      Reflects costs incurred and expensed in connection with the Value Creation Plan, consisting of professional fees and employee retention costs of $0.2 million recorded in SG&A expenses; and employee termination costs of $2.9 million, recruitment costs of $0.6 million, and facility closure costs of $0.3 million, net of the reversal of $2.1 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees, all recorded in other expense.

(b)      Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(c)      Reflects costs to transition certain production activities to a new contract manufacturer, which were recorded in cost of goods sold.

(d)      Other included insurance deductibles, which were recorded in other expense.

(e)      Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for the quarter ended March 30, 2019 (March 31, 2018 - 26%) on adjusted earnings/loss before tax.

(f)      Reflects a fair value adjustment of $2.5 million to reduce the contingent consideration obligation related to a prior business acquisition, based on the results for the business in fiscal 2018, which was recorded in other income.

(g)      Reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; and consulting fees, and employee recruitment and relocation costs of $0.3 million recorded in SG&A expenses; and asset impairment, lease obligation and employee termination costs of $1.8 million recorded in other expense.

(h)      Other included the accretion of contingent consideration obligations and gain/loss on the sale of assets, which were recorded in other expense/income.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted earnings/loss presented above, the Company has prepared these tables in a columnar format to present the effect of the disposals of the soy and corn business, and flexible resealable pouch and nutrition bar operations on the Company's consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding disposed operations	Disposed operations	Consolidated
For the quarter ended	$	$	$
March 30, 2019
Net earnings (loss)	(7,201)	32,796	25,595
Provision for (recovery of) income taxes	(2,879)	12,377	9,498
Interest expense, net	8,739	-	8,739
Other expense (income), net	2,067	(45,579)	(43,512)
Total segment operating income (loss)	726	(406)	320
Depreciation and amortization	8,173	129	8,302
Stock-based compensation(a)	1,939	-	1,939
Costs related to Value Creation Plan(b)	203	-	203
Contract manufacturer transition costs(c)	88	-	88
Adjusted EBITDA	11,129	(277)	10,852

March 31, 2018
Net loss	(4,420)	(42)	(4,462)
Provision for (recovery of) income taxes	(1,702)	9	(1,693)
Interest expense (income), net	8,235	(15)	8,220
Other expense (income), net	(1,611)	1,209	(402)
Total segment operating income	502	1,161	1,663
Depreciation and amortization	7,928	213	8,141
Stock-based compensation	2,171	-	2,171
Costs related to Value Creation Plan(b)	413	-	413
Adjusted EBITDA	11,014	1,374	12,388

(a)      For the first quarter of 2019, stock-based compensation of $1.9 million was recorded in SG&A expenses, and the reversal of $2.1 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b)      For the first quarter of 2019, reflects professional fees and employee retention costs of $0.2 million recorded in SG&A expenses.  For the first quarter of 2018, reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; and consulting fees, and employee recruitment and relocation costs of $0.3 million recorded in SG&A expenses.

(c)      Reflects costs to transition certain production activities to a new contract manufacturer, which were recorded in cost of goods sold.